UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	September 4, 2007

NATIONAL PATENT DEVELOPMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50587	13-4005439
(Commission File Number)	(IRS Employer Identification No.)

10 East 40th Street, Suite 3110, New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

(646) 742-1600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 2.01      Completion of Acquisition or Disposition of Assets.

Item 7.01      Regulation FD Disclosure.

As of the close of trading on September 4, 2007, National Patent Development Corporation (the “Company”) sold shares of common stock of Indevus Pharmaceuticals, Inc., a Delaware corporation (“Indevus”), the net proceeds of which, together with the net proceeds of all other shares of Indevus common stock (“Indevus Shares”) sold by the Company subsequent to June 30, 2007 (the last day of the Company’s 2007 second fiscal quarter) exceeded 10% of the total assets of the Company and its consolidated subsidiaries as of June 30, 2007.

From July 1, 2007 through and including September 4, 2007, the Company sold in a series of brokers’ transactions (as defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”)) a total of 1,330,454 Indevus Shares for an aggregate of approximately $9,033,000, net of commissions and brokerage fees (the “Sale”). All such sales were made pursuant to Rule 145 of the Securities Act. As of the close of trading on September 4, 2007, the Company held a total of 1,017,065 Indevus Shares.

Pursuant to an agreement dated November 12, 2004 between the Company, Bedford Oak Partners, which is controlled by Harvey P. Eisen, Chairman, Chief Executive Officer and a director of the Company, and Mr. Jerome I. Feldman, who was at the time Chairman and Chief Executive Officer of the Company, Bedford Oak Partners and Mr. Feldman are entitled to receive an aggregate of approximately $431,000 of the proceeds of the Sale.

The Company may at its option continue to sell all or any portion of the remaining Indevus Shares held by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PATENT DEVELOPMENT CORPORATION

Date: September 6, 2007	By:	/s/ IRA J. SOBOTKO
		Name:	Ira J. Sobotko
		Title:	Vice President, Finance